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                                                             Exhibit 1(A3)(ciii)
                                                                             PGA



                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               COMMISSION SCHEDULE
                          FOR PRODUCING GENERAL AGENTS

1.       OPTIONS (Forms C111, C112, C116 and state variations)

         Scheduled Premiums

         First year and renewal commission rates for Scheduled Premiums paid when the Special Premium Payment Provision is not in effect. (Scheduled Premiums paid when the Special Premium Payment Provision is in effect are considered Unscheduled Premium Payments.)



                             FIRST YEAR COMMISSIONS


 Age     Nonsmoker       Nonsmoker     Smoker or Juvenile** Smoker or Juvenile**
 at     Face Amount   Face Amount Less      Face Amount        Face Amount
Issue $100,000 & Over   Than $100,000     $100,000 & Over   Less Than $100,000
----- --------------- ---------------- -------------------- --------------------
 0-60       50%              45%               45%                 40%

  65        45               40                40                  35

  70        40               35                35                  30

  75        30               25                25                  20

  80        20               15                15                  10

         * To obtain commission rates for intermediate issue ages, use straight line interpolation.

         *        Juvenile ages are 0-21.



                  RENEWAL
                  COMMISSIONS            FEES
                  -----------    ------------------------
                              POLICY YEARS
                  ---------------------------------------
                  2 - 10        11 - 15        16 & LATER
                    8%            2.5%             2%



         Unscheduled Premiums

         Commission rates for Unscheduled Premium Payments.

                         COMMISSIONS
               ----------------------------------------------
                                               POLICY YEARS
                                            -----------------
                                              1          2-10
               PRIMARY PREMIUM               -            8%
               EXCESS PREMIUM                2%           2%


         Notes for Options

         For purposes of determining commission rates for Unscheduled Premium Payments, Primary Premiums and Excess Premiums will be determined as follows:

         A. At the beginning of each policy year that the Special Premium Payment Provision is in effect, the Company will add to a Special Account for the policy an amount equal to the scheduled annual premium for the policy including premiums for supplemental benefits and substandard extras for which commissions are normally paid.

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         B.       Upon receipt of any Unscheduled Premium, the Company will
                  determine the lesser of the Unscheduled Premium and the amount of the Special Account. This is the Primary Premium. The balance, if any, of the Unscheduled Premium over the Primary Premium is the Excess Premium.

         C. The amount of the Primary Premium will be subtracted from the balance in the Special Account each time an Unscheduled Premium Payment is made during a policy year.

         D. At the end of each policy year that the Special Premium Payment Provision is in effect, the Special Account will be restated to the lesser of its current balance or one scheduled annual premium. At the end of each policy year that the Special Premium Payment Provision is not in effect, the Special Account will be reduced to 0.

2.       OptionsPlus (Forms C126, C127, C128 and state variations)

         First year commission rates will apply during the first Policy Year and during the twelve month period after a face amount increase. Renewal commission rates on the face amount increases will be calculated using the renewal commission rates based on the number of twelve-month periods (including the partial year) as measured from the date of such increase. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

         First year commissions will be paid at the target rate as listed in the table below up to the amount of the Commissionable Target Premium published by the Company in the Sales Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.

         For policies which have had a face amount increase, premiums are allocated in the following order: first, to the Commissionable Target Premiums of the most recent increase; then to the next most recent increases, successively; and finally to the initial face amount. Premiums in excess of the total of all Commissionable Target Premiums will be allocated to the initial face amount and to each increase in proportion to the respective Commissionable Target Premiums.

                                   OptionsPlus

                                                              RENEWAL COMMISSIONS    FEES
                                                              -------------------    ----
                                                                      POLICY YEARS
                                                            ------------------------------
                                                               2-10      2-10        11+
                  AGE AT ISSUE OR   FIRST YEAR COMMISSIONS     ----      ----        ---
                  AT INCREASE TO    ----------------------  PREMIUM BASED
                  FACE AMOUNT*      TARGET          EXCESS  (% of Premium)    ASSET BASED
                  ---------------   ------          ------  --------------    -----------
                      1-65            50%            1.75%    1.75%      0.20%       0.20%
                       70             45             1.75     1.75       0.20        0.20
                       75             35             1.75     1.75       0.20        0.20
                       80             25             1.75     1.75       0.20        0.20

         * To obtain commission rates for intermediate issue ages, use straight line interpolation.

3.       Survivor OptionsPlus (Forms C130, C130A, and state variations)

         Face amount increase is not permitted for Survivor OptionsPlus.

         First year commission rates will apply during the first Policy Year. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

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         First year commissions will be paid at the target rate as listed in the table below up to the amount of the Commissionable Target Premium published by the Company in the Sales Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.

                              Survivor OptionsPlus

                                               RENEWAL COMMISSIONS       FEES
                                             ----------------------      ----
                                                        POLICY YEARS
                                             --------------------------------
                                                 2-10          2-10       11+
                    FIRST YEAR COMMISSIONS       ----          ----       ---
      JOINT EQUAL   ----------------------   PREMIUM BASED
      AGE AT ISSUE     TARGET   EXCESS       (% of Premium)     ASSET BASED
      ------------     ------   ------       --------------     -----------
         25-80           45%     1.75%           1.75%         0.20%     0.20%

4.       Convertible Term Life Insurance Rider (Form C308 and state variations)

         First year commission rates will apply during the first year of the rider. First year commissions will not be paid on increases in the insurance amount.

         First year commissions will be paid at the Target rate listed for the OptionsPlus or Survivor OptionsPlus policy to which the rider is attached up to the amount of the Commissionable Target Premium published by the Company in the Marketing Guide.

         For policies which have had a rider added after policy issue, premiums are allocated in the following order: first, to the Commissionable Target Premium of the most recent rider; then to the next most recent rider, and finally to the initial policy face amount. If two riders are added on the same date, premiums will be allocated to each rider in proportion to the respective Commissionable Target Premiums.

         Asset Based Renewal Commissions for OptionsPlus and Survivor
         Optionsplus



         Asset Based Commissions will be calculated based on the Unloaned Policy Account Value for each policy with an Unloaned Policy Account Value equal or exceeding $1,000 as of the end of the Policy Year. The Unloaned Policy Account Value equals the amount in the Separate Account and Guaranteed Account, excluding the amount in the loan account.

         A.       Policies issued on or after 1/1/1998

         Asset Based Commissions will be paid at the end of each Policy Year beginning at the end of the second Policy Year according to the renewal rates shown in the tables above.

         B.       Policies issued before 1/11/1998

         No asset based commission or fee will be paid on policies issued before 1/1/1998 unless a policy has a face amount increase on or after 1/1/1998.

         For policies that have a face amount increase on or after 1/1/1998 (excluding a face amount increase resulting from changing from Death Benefit Option B to Option A), an asset based commission or fee will be paid beginning on the policy anniversary following the 12 month period from the date of the increase. The rate of asset based commission or fee will be determined according to the Increase Ratio and the table below. Subsequent face amount increases or decreases will cause the asset rate to be recalculated.

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                                              Face Amount of the Increase
          Increase Ratio Equals        ---------------------------------------
                                               Total Policy Face Amount


                                                   ASSET BASED
                                      --------------------------------------
                  Increase Ratio      Renewal Commissions      Renewal Fees
          ------------------------    -------------------    ---------------
          At Least   But Less Than     Policy Years 2-10     Policy Years 11+
               0%         10%                0.00%                0.00%
               10%        20%                0.02%                0.02%
               20%        30%                0.04%                0.04%
               30%        40%                0.06%                0.06%
               40%        50%                0.08%                0.08%
               50%        60%                0.10%                0.10%
               60%        70%                0.12%                0.12%
               70%        80%                0.14%                0.14%
               80%        90%                0.16%                0.16%
               90%        100%               0.18%                0.18%

Chargebacks for OptionsPlus and Survivor OptionsPlus

In addition to the provisions in section 5 (h) of the Producing Agent's Agreement, if a policy produced by the PGA lapses, is surrendered or the face amount is reduced, any commissions shall be refunded to the Company based on the formula listed below:

Date of Policy Lapse, Surrender
   or Face Amount Reduction             Commission/Expense Chargeback
-------------------------------         ---------------------------------------
Issue date of policy or date of         100% of commissions paid less
increase in face amount to the          100% of the policy Sales Surrender
end of the first 6 months               Charge applicable to the Lapse,
                                        Surrender or Reduction

Beginning of month 7 through            70% of commissions paid less
the end of 12 months after the          70% of the policy Sales Surrender
issue date of policy or date of         Charge applicable to the Lapse,
increase in face amount                 Surrender or Reduction

Beginning of month 13 through           50% of commissions paid less
the end of 24 months after the          50% of the policy Sales Surrender
issue date of policy or date of         Charge applicable to the Lapse,
increase in face amount                 Surrender or Reduction

Any chargeback on a policy produced by a PPA under the PGA's supervision will be at the percentage of commissions stated above and will not be reduced by any percentage of the policy Sales Surrender Charge.

This Commission Schedule hereby amends and should be filed with your current Agreement.

              This Amendment is effective on or as of __________________.



                                         Provident Mutual Life Insurance Company

                                                    /s/ Robert W. Kloss

                                                          PRESIDENT

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